Exhibit 99
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP PRICES $100 MILLION OF 10-YEAR SUBORDINATED NOTES

ITASCA, IL, March 21, 2006 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) announced today that it had entered into an underwriting agreement for the sale of $100 million of subordinated notes. The subordinated notes bear interest at a rate of 5.85% per annum and mature on April 1, 2016. The notes are not redeemable prior to maturity.

Net proceeds from the offering will be used for the previously announced acquisition of Bank Calumet, Inc.

The new First Midwest issue is rated BBB by Standard & Poor's Rating Services; Baa2 by Moody's Investors Service; and BBB by Fitch Ratings.

Keefe, Bruyette & Woods is acting as the underwriter for the transaction. Printed copies of the prospectus supplement relating to the offering may be obtained, when available, from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attn: Fixed Income Syndicate, Telephone: 1-212-887-8987.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 70 offices located in 50 communities, primarily in northeastern Illinois. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

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